Exhibit 99.8

The Cornwall Group, Inc.

10145 Northwest 19th Street

Miami, Florida  33172

October 18, 2005

Mr. David H. Shopay

9300 Southwest 103rd Street

Miami, Florida  33176

Dear David:

This letter agreement (the “Agreement”) confirms certain understandings and agreements by and between you and The Cornwall Group, Inc., a Florida corporation (the “Company”), regarding your employment with the Company following the consummation of the transactions contemplated by that certain Stock Purchase Agreement dated as of August 30, 2005 by and among Tri-S Security Corporation (“Tri-S”) and the shareholders of the Company (the “Shareholders”), as amended by Amendment No. 1 to the Stock Purchase Agreement dated as of even date herewith by and among Tri-S and the Shareholders (as so amended, the “Purchase Agreement”).  All capitalized terms used herein without definitions shall have the meanings specified in the Purchase Agreement.

1.  Term and Termination.  Upon the Closing, the Company shall employ you, and you shall serve the Company, as Executive Strategic Assistant of the Company, on the terms and conditions set forth in this Agreement, for a period commencing on the Closing Date and ending on the one-year anniversary thereof (the “Term”); provided, however, that, prior to the expiration of the Term, the Company may terminate your employment hereunder immediately for cause.  For purposes of this Agreement, “cause” for termination of your employment shall exist (i) if you are convicted of (from which no appeal may be taken), or plead guilty to, any act of fraud, misappropriation or embezzlement, or any felony or (ii) if, in the good faith determination of the Board of Directors of the Company (the “Board”), you intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Company; provided, however, that no termination of your employment shall be for cause as set forth in clause (ii) above until (x) there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set forth in clause (ii) above and specifying the particulars thereof in detail, and (y) you shall have been provided an opportunity to be heard in person by the Board (with the assistance of your counsel if you so desire).  If your employment is terminated by the Company for any reason other than for one of the reasons set forth in the immediately preceding sentence, then the Company shall pay to you, in a lump sum in cash, within ten (10) days of the date of termination, all amounts that would have otherwise been paid to you under Section 3 hereof throughout the Term had your employment not been so terminated.

2. Duties.  In consideration of the payments to be made by the Company to you as provided in Section 3 hereof, you shall during the Term provide up to an aggregate of ten (10) hours of services per month to the Company on such matters pertaining to the business of the

Company as may, from time to time, be requested of you by the Board or Chief Executive Officer of the Company (the “Chief Executive Officer”).  In this regard, you shall be available throughout the Term at reasonable times, and upon reasonable notice, to meet with the Board or the Chief Executive Officer for the purpose of providing such services. Further, you shall, in connection with such services and subject to reasonable scheduling conflicts, if any, attend such meetings, advise such persons and engage in such activities to promote the business and image of the Company, as the Board or the Chief Executive Officer shall reasonably request; provided, however, that you shall only be obligated to perform services commensurate with your status as a founder of the Company and only those services which the Board or the Chief Executive Officer believes, in good faith, to be fairly requested and to be of benefit to the Company.  Notwithstanding anything contained herein to the contrary, you shall not be expected to perform your services hereunder other than by telephone unless you are given at least 48 hours prior notice to be present at the offices of the Company.

3.  Compensation and Benefits.  As compensation for your services hereunder, the Company shall pay you during the Term an annual salary of Two Hundred Seventy Five Thousand and No/100 Dollars ($275,000.00), which shall be payable in accordance with the Company’s normal payroll practices as in effect from time to time.  The Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations and all federal, state, local and foreign taxes which the Company is required to pay in connection with this Agreement under applicable laws or regulations.   Simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the Company shall cause Tri-S to issue to you an aggregate of Twenty Thousand (20,000) restricted shares of common stock of Tri-S.  During the Term, you shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other employees of the Company, and you and your family shall be entitled to receive benefits under all welfare benefit plans, practices, policies and programs applicable generally to other employees of the Company, including, but not limited to, comprehensive medical and dental coverage, disability and basic and supplemental life insurance. Furthermore, during the Term, you shall also be entitled to continue to use the automobile leased by the Company which you are currently using on the date hereof.

4.  Miscellaneous.  The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the conflicts of laws principles thereof.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party hereto.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereto have been made by either party which are not set forth expressly in this Agreement.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.  This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that nothing herein shall prohibit you from assigning or transferring, by pledge, creation of a security interest or otherwise, any or all of your right to receive salary hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or personal representatives and permitted assigns.

If the foregoing accurately reflects our understanding with respect to these matters, please sign this letter in the appropriate space below and return it to the undersigned at the address set forth above at your earliest convenience, at which time this letter shall be binding between the parties with respect to such matters.

Sincerely,

THE CORNWALL GROUP, INC.

	By:	/s/ Ronald G. Farrell
		Its:	CEO

Acknowledged and agreed:

/s/ David H. Shopay
David H. Shopay